Exhibit 99.1

Contact: D. Michael Jones, President and CEO Lloyd W. Baker, CFO (509) 527-3636 News Release
Banner Corporation Announces Fourth Quarter Results;
Reports Net Interest Margin Expansion and Strong Core Deposit Growth

Walla Walla, WA – January 27, 2010 - Banner Corporation (NASDAQ GMS: BANR), the parent company of Banner Bank and Islanders Bank, today reported that it had a net loss of $3.5 million for the fourth quarter ended December 31, 2009, compared to a net loss of $6.4 million in the immediately preceding quarter.  The current quarter’s results include a $17.0 million provision for loan losses and a $1.4 million loss from the valuation of financial instruments carried at fair value.

“The strong performance of our retail deposit franchise during the entire year ended December 31, 2009 was particularly evident in our improved operating results for the fourth quarter, as solid core deposit growth and changes in the mix of our funding over the past twelve months resulted in a significant expansion of our net interest margin which increased by 19 basis points to 3.49% compared to the immediately preceding quarter and 25 basis points compared to the same quarter a year ago,” said D. Michael Jones, President and CEO.  “This improvement reflects continuing growth in customer relationships as a result of the determined efforts and quality service provided by our entire staff and the further maturing of the expanded branch network we worked to create over the past five years.  Despite the current difficult economic environment, we are optimistic that the strength of this deposit franchise will provide the foundation for better operating results in future periods.”

“The difficult economic environment and resulting credit costs have been a persistent challenge throughout all of 2009,” Jones continued.  “As a direct result, the provision for loan losses, while substantially less than both the preceding quarter and the same quarter a year ago, remained high in the fourth quarter, reflecting still significant, though moderating, levels of non-performing loans and net charge-offs.  Charge-offs and delinquencies continue to be concentrated in loans for the construction of single-family homes and for acquisition and development of land for residential properties.  However, we are encouraged by the further reduction in our exposure to residential construction loans during the quarter and the slowdown in the surfacing of new problem assets.  By contrast to our construction and development loan portfolio, the non-housing related segments of our loan portfolio have continued to perform with only normal levels of credit problems given the serious economic slowdown.”

In the fourth quarter, Banner paid a $1.6 million dividend on the $124 million of senior preferred stock it issued to the U.S. Treasury in the fourth quarter of 2008 in connection with its participation in the Treasury’s Capital Purchase Program.  In addition, Banner accrued $373,000 for related discount accretion.  Including the preferred stock dividend and related accretion, the net loss to common shareholders was $5.5 million, or $0.27 per diluted share, for the fourth quarter of 2009, compared to a net loss of $79.4 million or $4.72 per diluted share, for the fourth quarter a year ago.  Fourth quarter 2008 results included a $71.1 million goodwill impairment charge and a preferred dividend of $689,000.

Credit Quality

“Distressed property values, particularly for land and developed building lots, placed further stress on certain borrowers and projects during the quarter resulting in additional charge-offs and impairment reserves,” said Jones.  “As a result, our provision for loan losses for the fourth quarter, while decreased significantly from the preceding quarter, was again in excess of our normal expectations.  Although property values have declined, sales of finished homes have continued, our reserve levels are substantial, and both our impairment analysis and charge-off actions reflect current appraisals and valuation estimates as well as recent regulatory examination results.  We remain hopeful that the final resolution of many of these loans will occur at a reasonable pace and that credit costs will moderate over time.  We also are confident that we have the capital and human resources necessary to manage our problem assets in the current economic environment.”

Banner recorded a $17.0 million provision for loan losses in the fourth quarter, compared to $25.0 million in the preceding quarter and $33.0 million in the fourth quarter of 2008. The allowance for loan losses at December 31, 2009 totaled $95.3 million, representing 2.51% of total loans outstanding.  Non-performing loans totaled $ 213.9 million at December 31, 2009, compared to $243.3 million in the preceding quarter and $187.3 million at December 31, 2008.  Banner’s real estate owned and repossessed assets totaled $77.8 million at December 31, 2009, compared to $53.8 million three months earlier and $21.9 million a year ago.  Banner’s net charge-offs in the quarter totaled $16.9 million, or 0.44% of average loans outstanding.

At December 31, 2009, the geographic distribution of construction and land development loans, including residential and commercial properties, is approximately 32% in the greater Puget Sound market, 38% in the greater Portland, Oregon market, and 7% in the greater Boise, Idaho market, with the remaining 23% distributed in various eastern Washington, eastern Oregon and northern Idaho

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

markets served by Banner Bank.  One-to-four family residential construction and related lot and land loans represent 14% of the total loan portfolio and 48% of non-performing assets.  The geographic distribution of non-performing construction, land and land development loans and real estate owned included approximately $103 million, or 43%, in the greater Puget Sound market, $78 million, or 33%, in the greater Portland market and $24 million, or 10%, in the greater Boise market.

Income Statement Review

Banner’s net interest margin was 3.49% for the fourth quarter, a 19 basis point improvement compared to the preceding quarter and a 25 basis point improvement compared to the fourth quarter a year ago.  “Our improved net interest margin is driven by a continued decline in funding costs as well as our core deposit growth,” said Jones.  “While loan yields have been very stable for a number of quarters now, asset yields declined slightly primarily as a result of the growth of our on-balance-sheet liquidity which is currently invested at very low short-term interest rates.”

For the quarter ended December 31, 2009, funding costs decreased 31 basis points compared to the previous quarter and 89 basis points from the same quarter a year ago.  Deposit costs decreased by 33 basis points compared to the preceding quarter and 91 basis points compared to the fourth quarter a year earlier.  Asset yields decreased ten basis points from the prior linked quarter and 59 basis points from the fourth quarter a year ago.  Loan yields decreased by one basis point compared to the third quarter and by 35 basis points compared to the fourth quarter of 2008.  Non-accruing loans reduced the margin by approximately 37 basis points in the fourth quarter of 2009 compared to approximately 42 basis points in the preceding quarter and approximately 34 basis points in the fourth quarter of 2008.

For the fourth quarter of 2009, net interest income before the provision for loan losses was $38.3 million, compared to $36.4 million in the preceding quarter and $35.7 million in the fourth quarter a year ago.  Revenues from core operations* (net interest income before the provision for loan losses plus total other operating income excluding fair value adjustments) were $45.4 million in the fourth quarter of 2009, compared to $45.2 million in the third quarter of 2009 and $42.9 million for the fourth quarter a year ago.

Banner’s results for the quarter included a net loss of $1.4 million ($0.9 million after tax), compared to a net gain of $13.7 million ($8.8 million after tax) in the fourth quarter a year ago, for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.

Total other operating income, which includes the changes in the valuation of financial instruments noted above, was $5.6 million in the fourth quarter, compared to $13.5 million in the preceding quarter and $21.0 million for the fourth quarter a year ago.  Total other operating income from core operations* (excluding fair value adjustments) for the current quarter was $7.0 million, compared to $8.8 million in the preceding quarter and $7.2 million for the same quarter a year ago.  Income from deposit fees and other service charges decreased to $5.3 million in the fourth quarter compared to $5.7 million in the preceding quarter and was unchanged from the fourth quarter a year ago.  Income from mortgage banking operations decreased to $1.3 million in the fourth quarter compared to $2.1 million in the preceding quarter and $1.4 million for the fourth quarter a year ago.

“Our payment processing business continues to be adversely affected by the soft economy, as activity levels for deposit customers, cardholders and merchants remained lower than in previous years,” said Jones.  “Additionally, mortgage banking revenues declined compared to the preceding quarter and the fourth quarter a year ago, as seasonal factors and rising mortgage rates slowed originations.   However, for the full year mortgage banking revenues were well above the levels achieved in 2008 and we are encouraged by our market share position and improved efficiencies as we continue to address the needs of home buyers in the communities we serve.  Unfortunately, continuing high levels of refinancing activity and a soft market for mortgage servicing rights was reflected in the impairment of loan servicing revenues in the fourth quarter.  Amortization and write-off of mortgage servicing rights totaled $974,000 for the fourth quarter of 2009, compared to $415,000 in the third quarter and $193,000 in the fourth quarter a year ago.”

“We had another good quarter of managing controllable operating expenses; however, collection and legal costs, including charges related to acquired real estate, remained high,” said Jones.  “We have made significant progress in improving our core operating efficiency as compensation, occupancy and other manageable operating expenses have been reduced steadily over the past twelve months.  However, compared to a year ago FDIC insurance expense has increased substantially and offset much of the improvement in other operating expenses.  FDIC insurance charges were $2.2 million and $10.0 million, respectively, for the quarter and year ended December 31, 2009, compared to $2.3 million and $4.0 million, respectively, for the quarter and year ended December 31, 2008.  In addition, expenses associated with acquired real estate increased to $1.9 million for the quarter and $7.1 million for the year ended December 31, 2009, compared to $676,000 and $2.8 million, respectively, for the same quarter and twelve-month period a year ago.  We anticipate collection costs, acquired real estate expenses and FDIC insurance premiums will continue above historical levels for a number of future quarters.”

Total other operating expenses from core operations* (excluding the goodwill write-off in 2008), or non-interest expenses, were $34.8 million in the fourth quarter, compared to $36.6 million in the preceding quarter and $36.0 million in the fourth quarter a year ago.

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

Operating expenses from core operations as a percentage of average assets was 3.00% in the fourth quarter of 2009, compared to 3.17% in the preceding quarter and 3.06% in the fourth quarter a year ago.

*Earnings information excluding fair value adjustments and the goodwill impairment charge (alternately referred to as total other operating income from core operations, total other operating expenses from core operations, revenues from core operations, or operating expenses from core operations) represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter’s and year-to-date’s results.  Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.

Balance Sheet Review

Net loans were $3.69 billion at December 31, 2009, compared to $3.80 billion at the end of the preceding quarter and $3.89 billion a year earlier.  Total assets were $4.72 billion at December 31, 2009, compared to $4.79 billion at the end of the preceding quarter and $4.58 billion a year ago.

“Largely as a result of substantially reducing construction and land development loans, our total loan balances declined compared to a year ago,” said Jones.  “Home sales have improved, although they are still slower than historical levels, contributing to a $182 million reduction in our portfolio of one-to-four family construction loans over the past twelve months, including a $38.3 million decrease in the most recent quarter.  As a result, at December 31, 2009 our one-to-four family construction loans totaled $239 million, a decline of $416 million from their peak quarter-end balance of $655 million at June 30, 2007.  Reflecting the economic environment, demand for business and consumer loans has been modest, further contributing to the decrease in total loans.  By contrast, mortgage loans for one- to four-family properties have shown steady growth primarily as a result of financing the purchase of newly constructed homes.”

Deposits totaled $3.87 billion at December 31, 2009, compared to $3.86 billion at the end of the preceding quarter and $3.78 billion a year ago.  Non-interest-bearing accounts increased by $36 million during the quarter to $582 million at December 31, 2009, compared to $547 million at September 30, 2009 and $509 million a year ago.  Interest-bearing accounts declined by $31 million during the fourth quarter, primarily due to a decrease in brokered deposits, to $3.28 billion at December 31, 2009 compared to $3.31 billion at September 30, 2009, but increased by $13.3 million compared to a year ago.  At December 31, 2008, interest-bearing accounts totaled $3.27 billion.

“Our retail deposit franchise had another strong quarter and we have now more than replaced all of the public funds and brokered deposits that we have chosen to run off,” said Jones.  “Over the past year, we have allowed $173 million in public funds to run off as the new higher collateralization requirements and the shared risk exposure requirements under the Washington and Oregon State requirements have made retaining those deposits less desirable than in the past.  In addition, although brokered deposits have never been an important component of our funding, we have reduced brokered deposits by $103 million over the same twelve-month period.  At the same time, our retail deposit growth has allowed us to steadily build our short-term liquidity, a key operating goal, lower our loan-to-deposits ratio towards our long-term goal of 95% and substantially lower our cost of deposits and funding.”

Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation’s Tier 1 leverage capital to average assets ratio was 9.62% and its total capital to risk-weighted assets ratio was 12.73% at December 31, 2009.

Tangible stockholders’ equity at December 31, 2009 was $394.1 million, including $117.4 million attributable to preferred stock, compared to $419.6 million a year ago.  Tangible book value per common share was $12.99 at quarter-end, compared to $17.96 a year earlier.  At December 31, 2009, Banner had 21.3 million shares outstanding, while it had 16.9 million shares outstanding a year ago.  Tangible common stockholders’ equity was $276.7 million at December 31, 2009, or 5.87% of tangible assets, compared to $303.7 million, or 6.64% of tangible assets a year earlier.

On December 18, 2009 Banner announced that it had decided to terminate its previously announced common stock offering in light of current market conditions.  Banner plans to commence a new offering in 2010 after market conditions become more favorable.

Conference Call

Banner will host a conference call on Thursday, January 28, 2010, at 8:00 a.m. PST, to discuss fourth quarter 2009 results.  The conference call can be accessed live by telephone at 480-629-9818 using access code 4198992 to participate in the call.  To listen to the call online, go to the Company’s website at www.bannerbank.com.  A replay will be available for a week at (303) 590-3030, using access code 4198992.

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

About the Company

Banner Corporation is a $4.7 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses or to write-down assets; fluctuations in agricultural commodity prices, crop yields and weather conditions; our ability to control operating costs and expenses; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; our ability to pay dividends; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board; war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks detailed in Banner’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

RESULTS OF OPERATIONS	Quarters Ended			Year Ended
(in thousands except shares and per share data)	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008

INTEREST INCOME:
Loans receivable	$55,013	$56,175	$60,674	$223,035	$257,211
Mortgage-backed securities	1,265	1,422	1,359	6,057	4,639
Securities and cash equivalents	2,030	1,976	2,934	8,278	11,308
	58,308	59,573	64,967	237,370	273,158
INTEREST EXPENSE:
Deposits	17,663	20,818	25,868	83,211	110,314
Federal Home Loan Bank advances	602	630	1,097	2,627	5,407
Other borrowings	652	655	397	2,205	2,271
Junior subordinated debentures	1,054	1,118	1,954	4,754	7,353
	19,971	23,221	29,316	92,797	125,345
Net interest income before provision for loan losses	38,337	36,352	35,651	144,573	147,813

PROVISION FOR LOAN LOSSES	17,000	25,000	33,000	109,000	62,500
Net interest income	21,337	11,352	2,651	35,573	85,313

OTHER OPERATING INCOME:
Deposit fees and other service charges	5,345	5,705	5,263	21,394	21,540
Mortgage banking operations	1,253	2,065	1,351	8,893	6,045
Loan servicing fees	(167)	282	407	93	1,703
Miscellaneous	592	768	205	2,292	1,185
	7,023	8,820	7,226	32,672	30,473
Increase (Decrease) in valuation of financial instruments carried at fair value	(1,411)	4,633	13,740	11,018	9,156
Total other operating income	5,612	13,453	20,966	43,690	39,629
OTHER OPERATING EXPENSE:
Salary and employee benefits	16,166	17,379	18,481	68,674	76,104
Less capitalized loan origination costs	(1,853)	(2,060)	(1,730)	(8,863)	(8,739)
Occupancy and equipment	5,699	5,715	6,197	23,396	24,010
Information / computer data services	1,580	1,551	1,309	6,264	6,698
Payment and card processing services	1,610	1,778	1,781	6,396	6,993
Professional services	2,251	1,456	1,175	6,084	4,378
Advertising and marketing	1,701	1,899	2,009	7,639	6,676
Deposit insurance	2,150	2,219	2,308	9,968	3,969
State/municipal business and use taxes	524	558	545	2,154	2,257
Real estate operations	1,920	2,799	676	7,147	2,828
Miscellaneous	3,019	3,335	3,218	13,221	13,725
	34,767	36,629	35,969	142,080	138,899
Goodwill write-off	- -	- -	71,121	- -	121,121
Total other operating expense	34,767	36,629	107,090	142,080	260,020
Income (Loss) before provision (benefit) for income taxes	(7,818)	(11,824)	(83,473)	(62,817)	(135,078)
PROVISION FOR (BENEFIT FROM ) INCOME TAXES	(4,276)	(5,376)	(4,942)	(27,053)	(7,085)
NET INCOME (LOSS)	$(3,542)	$(6,448)	$(78,531)	$(35,764)	$(127,993)
PREFERRED STOCK DIVIDEND AND DISCOUNT ACCRETION
Preferred stock dividend	1,550	1,550	689	6,200	689
Preferred stock discount accretion	373	373	161	1,492	161
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(5,465)	$(8,371)	$(79,381)	$(43,456)	$(128,843)
Earnings (Loss) per share available to common shareholder
Basic	$(0.27)	$(0.44)	$(4.72)	$(2.33)	$(7.94)
Diluted	$(0.27)	$(0.44)	$(4.72)	$(2.33)	$(7.94)
Cumulative dividends declared per common share	$0.01	$0.01	$0.05	$0.04	$0.50
Weighted average common shares outstanding
Basic	20,616,861	19,022,522	16,820,350	18,646,836	16,225,225
Diluted	20,616,861	19,022,522	16,820,350	18,646,836	16,225,225
Common shares repurchased during the period	- -	- -	200	- -	614,103
Common shares issued in connection with exercise of stock options or DRIP	1,605,647	1,507,485	171,770	4,387,552	1,499,992

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

FINANCIAL CONDITION
(in thousands except shares and per share data)	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008

ASSETS
Cash and due from banks	$78,364	$60,531	$89,964
Federal funds and interest-bearing deposits	244,641	270,623	12,786
Securities - at fair value	147,151	167,944	203,902
Securities - available for sale	74,834	74,527	53,272
Securities - held to maturity	95,667	76,630	59,794
Federal Home Loan Bank stock	37,371	37,371	37,371
Loans receivable:
Held for sale	4,497	4,781	7,413
Held for portfolio	3,785,624	3,891,413	3,953,995
Allowance for loan losses	(95,269)	(95,183)	(75,197)
	3,694,852	3,801,011	3,886,211
Accrued interest receivable	18,998	20,912	21,219
Real estate owned held for sale, net	77,743	53,576	21,782
Property and equipment, net	103,542	104,469	97,647
Goodwill and other intangibles, net	11,070	11,718	13,716
Bank-owned life insurance	54,596	54,037	52,680
Other assets	83,392	54,659	34,024
	$4,722,221	$4,788,008	$4,584,368

LIABILITIES
Deposits:
Non-interest-bearing	$582,480	$546,956	$509,105
Interest-bearing transaction and savings accounts	1,341,145	1,305,546	1,137,878
Interest-bearing certificates	1,941,925	2,008,673	2,131,867
	3,865,550	3,861,175	3,778,850

Advances from Federal Home Loan Bank at fair value	189,779	255,806	111,415
Customer repurchase agreements and other borrowings	176,842	174,770	145,230
Junior subordinated debentures at fair value	47,694	47,859	61,776

Accrued expenses and other liabilities	24,020	28,715	40,600
Deferred compensation	13,208	12,960	13,149
	4,317,093	4,381,285	4,151,020

STOCKHOLDERS' EQUITY
Preferred stock - Series A	117,407	117,034	115,915
Common stock	331,538	327,385	316,740
Retained earnings (accumulated deficit)	(42,077)	(36,402)	2,150
Other components of stockholders' equity	(1,740)	(1,294)	(1,457)
	405,128	406,723	433,348
	$4,722,221	$4,788,008	$4,584,368
Common Shares Issued:
Shares outstanding at end of period	21,539,590	19,933,943	17,152,038
Less unearned ESOP shares at end of period	240,381	240,381	240,381
Shares outstanding at end of period excluding unearned ESOP shares	21,299,209	19,693,562	16,911,657
Common stockholders' equity per share (1)	$13.51	$14.71	$18.77
Common stockholders' tangible equity per share (1) (2)	$12.99	$14.11	$17.96

Tangible common stockholders' equity to tangible assets	5.87%	5.82%	6.64%
Consolidated Tier 1 leverage capital ratio	9.62%	9.66%	10.32%
(1)	- Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	- Tangible common equity excludes preferred stock, goodwill, core deposit and other intangibles.

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Dec 31, 2009		Sep 30, 2009	Dec 31, 2008
LOANS (including loans held for sale):
Commercial real estate
Owner occupied	$509,464		$481,698	$459,446
Investment properties	573,495		585,206	554,263
Multifamily real estate	153,497		152,832	151,274
Commercial construction	80,236		83,937	104,495
Multifamily construction	57,422		62,614	33,661
One- to four-family construction	239,135		277,419	420,673
Land and land development
Residential	284,331		322,030	401,129
Commercial	43,743		47,182	62,128
Commercial business	637,823		678,187	679,867
Agricultural business including secured by farmland	205,307		225,603	204,142
One- to four-family real estate	703,277		676,928	599,169
Consumer	302,391		302,558	291,161

Total loans outstanding	$3,790,121		$3,896,194	$3,961,408

Restructured loans performing under their restructured terms	$43,683		$39,173	$23,635
Loans 30 - 89 days past due and on accrual	$34,156		$21,243	$61,124
Total delinquent loans (including loans on non-accrual)	$248,006		$264,531	$248,469
Total delinquent loans / Total loans outstanding	6.54%		6.79%	6.27%

GEOGRAPHIC CONCENTRATION OF LOANS AT
December 31, 2009	Washington		Oregon	Idaho		Other	Total

Commercial real estate
Owner occupied	$401,392		$61,821	$46,251	$	- -	$509,464
Investment properties	413,570		105,956	43,684		10,285	573,495
Multifamily real estate	127,748		13,672	8,776		3,301	153,497
Commercial construction	57,493		13,625	9,118		- -	80,236
Multifamily construction	29,956		27,466	- -		- -	57,422
One- to four-family construction	107,067		120,395	11,673		- -	239,135
Land and land development
Residential	140,539		112,945	30,847		- -	284,331
Commercial	29,130		12,122	2,491		- -	43,743
Commercial business	451,531		92,289	70,803		23,200	637,823
Agricultural business including secured by farmland	94,452		50,419	60,436		- -	205,307
One- to four-family real estate	485,185		185,573	30,064		2,455	703,277
Consumer	216,315		65,564	20,011		501	302,391
Total loans outstanding	$2,554,378		$861,847	$334,154		$39,742	$3,790,121

Percent of total loans	67.4%		22.7%	8.8%		1.1%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
December 31, 2009	Washington		Oregon	Idaho		Other	Total

Residential
Acquisition & development	$56,540		$74,496	$8,946	$	- -	$139,982
Improved lots	48,102		31,461	2,013		- -	81,576
Unimproved land	35,897		6,988	19,888		- -	62,773
Total residential land and development	$140,539		$112,945	$30,847	$	- -	$284,331
Commercial & industrial
Acquisition & development	$8,531	$	- -	$552	$	- -	$9,083
Improved land	9,072		10,643	- -		- -	19,715
Unimproved land	11,527		1,479	1,939		- -	14,945
Total commercial land and development	$29,130		$12,122	$2,491	$	- -	$43,743

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

		Quarters Ended		Year Ended
CHANGE IN THE	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
ALLOWANCE FOR LOAN LOSSES

Balance, beginning of period	$95,183	$90,694	$58,846	$75,197	$45,827

Provision	17,000	25,000	33,000	109,000	62,500

Recoveries of loans previously charged off:
Commercial real estate	- -	- -	- -	- -	1,530
Multifamily real estate	- -	- -	- -	- -	- -
Construction and land	98	299	144	715	192
One- to four-family real estate	26	21	1	138	45
Commercial business	106	120	81	545	471
Agricultural business, including secured by farmland	10	6	430	38	1,048
Consumer	60	152	59	275	185
	300	598	715	1,711	3,471
Loans charged-off:
Commercial real estate	(1)	- -	- -	(1)	(7)
Multifamily real estate	- -	- -	- -	- -	- -
Construction and land	(12,245)	(16,614)	(13,404)	(64,456)	(27,020)
One- to four-family real estate	(1,557)	(856)	(523)	(8,795)	(934)
Commercial business	(2,249)	(3,060)	(2,884)	(11,541)	(7,323)
Agricultural business, including secured by farmland	(692)	- -	- -	(3,877)	(60)
Consumer	(470)	(579)	(553)	(1,969)	(1,257)
	(17,214)	(21,109)	(17,364)	(90,639)	(36,601)
Net charge-offs	(16,914)	(20,511)	(16,649)	(88,928)	(33,130)
Balance, end of period	$95,269	$95,183	$75,197	$95,269	$75,197

Net charge-offs / Average loans outstanding	0.44%	0.53%	0.42%	2.28%	0.84%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008
Specific or allocated loss allowance
Commercial real estate	$7,631	$7,580	$4,199
Multifamily real estate	90	89	87
Construction and land	43,746	49,829	38,253
One- to four-family real estate	3,026	2,304	752
Commercial business	21,754	20,906	16,533
Agricultural business, including secured by farmland	918	1,540	530
Consumer	1,778	1,758	1,730

Total allocated	78,943	84,006	62,084

Estimated allowance for undisbursed commitments	1,591	2,202	1,108
Unallocated	14,735	8,975	12,005

Total allowance for loan losses	$95,269	$95,183	$75,197

Allowance for loan losses / Total loans outstanding	2.51%	2.44%	1.90%

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008

NON-PERFORMING ASSETS

Loans on non-accrual status
Secured by real estate:
Commercial	$7,300	$8,073	$12,879
Multifamily	383	- -	- -
Construction and land	159,264	193,281	154,823
One- to four-family	14,614	18,107	8,649
Commercial business	21,640	15,070	8,617
Agricultural business, including secured by farmland	6,277	5,868	1,880
Consumer	3,923	- -	130
	213,401	240,399	186,978

Loans more than 90 days delinquent, still on accrual
Secured by real estate:
Commercial	- -	- -	- -
Multifamily	- -	- -	- -
Construction and land	- -	2,090	- -
One- to four-family	358	690	124
Commercial business	- -	- -	- -
Agricultural business, including secured by farmland	- -	- -	- -
Consumer	91	109	243
	449	2,889	367
Total non-performing loans	213,850	243,288	187,345
Securities on non-accrual	4,232	1,236	- -
Real estate owned (REO) / Repossessed assets	77,802	53,765	21,886
Total non-performing assets	$295,884	$298,289	$209,231

Total non-performing assets / Total assets	6.27%	6.23%	4.56%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
December 31, 2009	Washington	Oregon	Idaho		Other	Total
Secured by real estate:
Commercial	$6,095	$716	$489	$	- -	$7,300
Multifamily	383	- -	- -		- -	383
Construction and land
One- to four-family construction	21,819	24,760	6,810		- -	53,389
Commercial construction	1,561	- -	- -		- -	1,561
Residential land acquisition & development	16,775	25,920	3,987		- -	46,682
Residential land improved lots	10,743	8,287	588		- -	19,618
Residential land unimproved	22,414	241	321		- -	22,976
Commercial land acquisition & development	- -	- -	- -		- -	- -
Commercial land improved	- -	10,656	- -		- -	10,656
Commercial land unimproved	4,382	- -	- -		- -	4,382
Total construction and land	77,694	69,864	11,706		- -	159,264
One- to four-family	8,666	5,548	758		- -	14,972
Commercial business	14,825	633	1,195		4,987	21,640
Agricultural business, including secured by farmland	365	214	5,698		- -	6,277
Consumer	3,029	372	183		430	4,014
Total non-performing loans	111,057	77,347	20,029		5,417	213,850
Securities on non-accrual	3,000	- -	- -		1,232	4,232
Real estate owned (REO) and repossessed assets	44,330	17,909	15,563		- -	77,802
Total non-performing assets at end of the period	$158,387	$95,256	$35,592		$6,649	$295,884

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

ADDITIONAL FINANCIAL INFORMATION (dollars in thousands)

DEPOSITS & OTHER BORROWINGS
	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008
BREAKDOWN OF DEPOSITS

Non-interest-bearing	$582,480	$546,956	$509,105
Interest-bearing checking	360,256	329,820	378,952
Regular savings accounts	538,765	521,663	474,885
Money market accounts	442,124	454,063	284,041
Interest-bearing transaction & savings accounts	1,341,145	1,305,546	1,137,878

Interest-bearing certificates	1,941,925	2,008,673	2,131,867

Total deposits	$3,865,550	$3,861,175	$3,778,850

INCLUDED IN TOTAL DEPOSITS

Public transaction accounts	$78,202	$44,645	$117,402
Public interest-bearing certificates	88,186	98,906	221,915
Total public deposits	$166,388	$143,551	$339,317

Total brokered deposits	$165,016	$186,087	$268,458

INCLUDED IN OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$124,330	$124,795	$145,230

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
December 31, 2009	Washington	Oregon	Idaho	Total

	$2,979,985	$611,180	$274,385	$3,865,550

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
December 31, 2009	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated
Total capital to risk-weighted assets	$489,827	12.73%	$334,879	8.00%
Tier 1 capital to risk-weighted assets	441,160	11.47%	167,440	4.00%
Tier 1 leverage capital to average assets	441,160	9.62%	183,421	4.00%

Banner Bank
Total capital to risk-weighted assets	474,831	12.95%	400,522	10.00%
Tier 1 capital to risk-weighted assets	428,420	11.69%	240,313	6.00%
Tier 1 leverage capital to average assets	428,420	9.74%	219,431	5.00%

Islanders Bank
Total capital to risk-weighted assets	26,728	13.17%	20,301	10.00%
Tier 1 capital to risk-weighted assets	24,732	12.18%	12,180	6.00%
Tier 1 leverage capital to average assets	24,732	11.58%	10,679	5.00%

(more)

BANR-Fourth Quarter 2009 Results
January 27, 2010

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended			Year Ended

OPERATING PERFORMANCE	Dec 31, 2009	Sep 30, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008

Average loans	$3,829,717	$3,905,763	$3,988,531	$3,900,569	$3,935,039
Average securities and deposits	528,754	461,360	391,560	447,386	345,827
Average non-interest-earning assets	235,007	219,780	296,927	212,126	325,235

Total average assets	$4,593,478	$4,586,903	$4,677,018	$4,560,081	$4,606,101

Average deposits	$3,836,327	$3,821,065	$3,750,383	$3,758,156	$3,722,012
Average borrowings	378,376	377,976	456,383	400,596	425,713
Average non-interest-bearing liabilities	(32,296)	(25,527)	25,459	(21,122)	30,335

Total average liabilities	4,182,407	4,173,514	4,232,225	4,137,630	4,178,060

Total average stockholders' equity	411,071	413,389	444,793	422,451	428,041
	`
Total average liabilities and equity	$4,593,478	$4,586,903	$4,677,018	$4,560,081	$4,606,101

Interest rate yield on loans	5.70%	5.71%	6.05%	5.72%	6.54%
Interest rate yield on securities and deposits	2.47%	2.92%	4.36%	3.20%	4.61%

Interest rate yield on interest-earning assets	5.31%	5.41%	5.90%	5.46%	6.38%

Interest rate expense on deposits	1.83%	2.16%	2.74%	2.21%	2.96%
Interest rate expense on borrowings	2.42%	2.52%	3.01%	2.39%	3.53%

Interest rate expense on interest-bearing liabilities	1.88%	2.19%	2.77%	2.23%	3.02%

Interest rate spread	3.43%	3.22%	3.13%	3.23%	3.36%

Net interest margin	3.49%	3.30%	3.24%	3.33%	3.45%

Other operating income / Average assets	0.48%	1.16%	1.78%	0.96%	0.86%

Other operating income (loss) EXCLUDING change in valuation of
financial instruments carried at fair value / Average assets (1)	0.61%	0.76%	0.61%	0.72%	0.66%

Other operating expense / Average assets	3.00%	3.17%	9.11%	3.12%	5.65%

Other operating expense EXCLUDING goodwill write-off / Average assets (1)	3.00%	3.17%	3.06%	3.12%	3.02%

Efficiency ratio (other operating expense / revenue)	79.11%	73.54%	189.15%	75.47%	138.72%

Return (Loss) on average assets	(0.31%)	(0.56%)	(6.68%)	(0.78%)	(2.78%)

Return (Loss) on average equity	(3.42%)	(6.19%)	(70.24%)	(8.47%)	(29.90%)

Return (Loss) on average tangible equity (2)	(3.52%)	(6.37%)	(86.69%)	(8.72%)	(40.34%)

Average equity / Average assets	8.95%	9.01%	9.51%	9.26%	9.29%

(1)	- Earnings information excluding the fair value adjustments and goodwill impairment charge (alternately referred to as operating income (loss) from core operations and expenses from core operations) represent non-GAAP (Generally Accepted
Accounting Principles) financial measures.

(2)	- Average tangible equity excludes goodwill, core deposit and other intangibles.